Exhibit 1.1

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Certificate of Arrangement

Canada Business Corporations Act

Certificat d'arrangement

Loi canadienne sur les sociétés par actions

Corporate name(s) of CBCA applicants / Dénomination(s) sociale(s) de la ou des sociétés LCSA requérantes	Corporation number(s) / Numéro(s) de la ou des sociétés
Northstar Earth & Space Inc. **Northstar Ciel & Terre Inc.**	**949604-1**
Viking Acquisition I Corp.	**1827703-6**
Viking NS Amalgamation Corp.	**1785675-0**

I HEREBY CERTIFY that the arrangement set out in the attached articles of arrangement has been effected under section 192 of the *Canada Business Corporations Act*.

JE CERTIFIE que l'arrangement mentionné dans les clauses d'arrangement annexées a pris effet en vertu de l'article 192 de la *Loi canadienne sur les sociétés par actions*.

Hantz Prosper

Director / Directeur

2026-10-01

Date of Arrangement (YYYY-MM-DD)
Date de l'arrangement (AAAA-MM-JJ)

Canada

Docusign Envelope ID: E30C6AAB-7A11-8F52-8087-35EDFC17A13E

Innovation, Science and Economic Development Canada
Corporations Canada

Innovation, Sciences et Développement économique Canada
Corporations Canada

Canada Business Corporations Act (CBCA)
FORM 14.1
ARTICLES OF ARRANGEMENT
(Section 192)

1- Name of the applicant corporation(s)	Corporation number
NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.	949604-1
Viking Acquisition I Corp.	1827703-6
Viking NS Amalgamation Corp.	1785675-0

2 - Name of the corporation(s) the articles of which are amended, if applicable	Corporation number
NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.	949604-1
Viking Acquisition I Corp.	1827703-6

3 - Name of the corporation(s) created by amalgamation, if applicable	Corporation number
NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.	1644981-6.

4 - Name of the dissolved corporation(s), if applicable	Corporation number

5 - Name of the other bodies corporate involved, if applicable	Corporation number or jurisdiction

6 - In accordance with the order approving the arrangement, the plan of arrangement attached hereto, involving the above named body(ies) corporate, is hereby effected.

In accordance with the plan of arrangement,

- [x] a. the articles of the corporation(s) indicated in item 2, are amended.

  If the amendment includes a name change, indicate the change below:

  Viking Acquisition I Corp. changing its name to NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc.

- [ ] b. the following bodies corporate and/or corporations are amalgamated (for CBCA corporations include the corporation number):

  NorthStar Earth & Space Inc. (949604-1) and Viking NS Amalgamation Corp. (1785675-0)

- [ ] c. the corporation(s) indicated in item 4 is(are) liquidated and dissolved:

7 - I hereby certify that I am a director or an authorized officer of one of the applicant corporations.

Signature: Signed by: Beth Michelson 97796ED6F4034F7...

Print name: Beth Michelson

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

ISED-ISDE 3189E (2016/11) Page 1 of 2

Canada

October 1, 2026

Schedule 1

To The Articles Of Arrangement

Of

Northstar Earth & Space Inc.

NORTHSTAR CIEL & TERRE INC.

1.	Name of the Amalgamated Corporation: NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.

2.	The Province or territory in Canada where the registered office is to be situated: Ontario

3.	The classes and any maximum number of shares that the corporation is authorized to issued:

The corporation is authorized to issue an unlimited number of common shares.

4.	Restrictions, if any, on share transfers:

Shares of the Corporation may not be transferred unless:

(a)	In any case where there is a unanimous shareholders’ agreement that is in effect and that contains restrictions on the transfer of shares of the Corporation, such restrictions on transfer are complied with; or

(b)	If section 4(a) above is not applicable, the restructions on the transfer of securities of the Corporation contained in section 7 below (entitled “Other provisions, if any” are complied with.

5.	Minimum and maximum number of directors: Minimum: 1 Maximum: 10

6.	Restrictions, if any, on business the corporation may carry on: None.

7.	Other provisions, if any:

No securities of the Amalgamated Company, other than non-convertible debt securities, shall be transferred without the consent of either (a) a majority of the directors of the Amalgamated Company expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (b) the holders of a majority of the outstanding shares of the Amalgamated Company entitling the holders thereof to vote in all circumstances (other than a separate class vote of the holders of another class of shares of the Amalgamated Company) expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by the holders of a majority of such shares.

SCHEDULE OF AMENDMENT TO THE ARTICLES OF

NORTHSTAR EARTH & SPACE INC.

NORTHSTAR CIEL & TERRE INC.

(the “Company”)

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan of Arrangement among NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc., Viking I Acquisition Corp. and Viking NS Amalgamation Corp. (the “Plan”) as attached to the articles of arrangement to which the Plan and this Schedule are attached

(i)	the articles of the Company shall be amended to:

(A)	increase the authorized capital of the Company by creating an unlimited number of Company Shares, having the following rights, privileges, restrictions and conditions:

(1)	holders of the Company Shares shall have the right to receive notice of any meeting of shareholders of the Company, to attend such meeting and to vote thereat on the basis of one (1) vote for each Company Share held, except at meetings where only the holders of another class of shares are entitled to vote;

(2)	holders of the Company Shares are entitled to such dividends as the directors of the Company may declare from time to time on the Company Shares, in their absolute discretion, in accordance with applicable law;

(3)	in the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Company Shares shall be entitled to receive the remaining property and assets of the Company; and

(B)	change the existing issued and outstanding Company Pre-Recapitalization Shares (other than, for certainty, any Company Pre-Recapitalization Shares held by a Dissenting Shareholder that has validly exercised such Dissenting Shareholder’s Dissent Rights in respect of such Company Pre-Recapitalization Shares) into Company Shares, on the basis of:

(1)	10.050422 Company Shares for each Company Class A Common Share;

(2)	18.212356 Company Shares for each Company Class B Common Share;

(3)	10 Company Shares for each Company Class A Preferred Share;

(4)	10 Company Shares for each Company Class B Preferred Share;

(5)	10 Company Shares for each Company Class B-1 Preferred Share;

(6)	10 Company Shares for each Company Class C Preferred Share; and

(7)	10 Company Shares for each Company Class D Preferred Share; and

(C)	after giving effect to the foregoing, the Company Pre-Recapitalization Shares shall be deleted from the authorized capital of the Company.

SCHEDULE OF AMENDMENTS TO THE ARTICLES OF

VIKING ACQUISITION I CORP.

(the “SPAC” or the “Corporation”)

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Plan of Arrangement among NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc., Viking I Acquisition Corp. and Viking NS Amalgamation Corp. (the “Plan”) as attached to the articles of arrangement to which the Plan and this Schedule are attached.

(i)	the SPAC Class B Shares shall be deleted from the authorized capital of the SPAC;

(ii)	the articles of SPAC are amended to redesignate the SPAC Class A Common Shares as SPAC Common Shares;

(iii)	the articles of SPAC are amended to provide that the SPAC shall be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, which shall have the rights, privileges, restrictions and conditions as set forth in Schedule D to the Plan of Arrangement (reproduced as Appendix 1 to this Schedule);

(iv)	the articles of the SPAC are amended to change the name of the SPAC to NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc.

Appendix 1

The rights, privileges, restrictions and conditions attaching to the shares of the Corporation are as follows:

COMMON SHARES

1.	Voting

(a)	The holders of the Common Shares are entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of the Corporation except where holders of another class or series are entitled to vote separately as a class or series, as provided in the Canada Business Corporations Act (the “Act”), applicable securities laws or the rules of any applicable stock exchange.

(b)	Each Common Share entitles the holder to one (1) vote at all meetings of shareholders of Common Shares of the Corporation provided that such holder is a holder of Common Shares as of the record date for such meeting.

2.	Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Common Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

3.	Liquidation and Dissolution

In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

PREFERRED SHARES

1.	Issuable in Series

(a)	The Preferred Shares may be issued at any time or from time to time in one or more series. Subject to these share conditions, the directors are authorized to fix the number of shares in each series of Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares which may include, without limitation:

(i)	the consideration for which such series of Preferred Shares are to be issued;

(ii)	the rate, amount, method of calculation and payment of any dividends, whether cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(iii)	voting rights, if any;

(iv)	any rights upon a dissolution, liquidation or winding-up of the Corporation or upon any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

(v)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(vi)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights, if applicable; and

(vii)	any other rights, privileges, restrictions and conditions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(b)	No rights, privileges, restrictions or conditions attached to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank: (i) on a parity with the shares of every other series; and (ii) senior to the Common Shares and the shares of any other class ranking junior to the Preferred Shares.

2.	Non-Voting

(a)	Subject to the rights attaching to a particular series of Preferred shares, the holders of Preferred Shares are not entitled to receive notice of, attend or vote at meetings of shareholders of the Corporation, and the Preferred Shares carry no voting rights, except as otherwise provided in the Act, applicable securities laws or the rules of any applicable stock exchange.

(b)	The holders of Preferred Shares are not entitled to vote separately as a class or as a series on any proposal to amend the articles of the Corporation to:

(i)	increase or decrease the maximum number of authorized shares of such class or series or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii)	effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(iii)	create a new class of shares equal or superior to the shares of such class or series.

3.	Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Preferred Shares, the holders of the Preferred Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Preferred Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

SUPERIOR COURT

(Commercial Division)

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTREAL

N°: 500-11-067549-267

DATE: September 4th, 2026

PRESENT: THE HONOURABLE PATRICK OUELLET, J.S.C.

IN THE MATTER OF THE PROPOSED ARRANGEMENT PURSUANT TO SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.C.S. 1985, c. C-44 AS AMENDED (THE “CBCA”):

NORTHSTAR EARTH & SPACE INC.

-and-

VIKING ACQUISITION CORP. I.

-and-

VIKING NS AMALGAMATION CORP.

Applicants

-and-

THE DIRECTOR APPOINTED PURSUANT TO THE CBCA

Impleaded Party

FINAL ORDER

GIVEN the Application of NorthStar Earth & Space Inc. (“NorthStar” or the “Company”), Viking Acquisition Corp. I (the “SPAC”) and Viking NS Amalgamation Corp. (“Newco” and, collectively, the “Applicants”) for Interim and Final Orders with Respect to an : Arrangement pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44 :(as amended, the “CBCA”), the exhibits, and the affidavits filed in support thereof (the : “Application”);1

GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Application and has confirmed in writing that he would not appear or be heard on the Application;

GIVEN the provisions of the CBCA;

GIVEN the representations of counsel for the Applicants;

GIVEN the Interim Order rendered by this Court on July 22, 2026 (the “Interim Order”);

GIVEN that the Supplemental Sworn Statement of Beth Michelson dated September 2, 2026, which attests that one hundred percent (100%) of the Company Securityholders approved the Plan of Arrangement;

GIVEN that the Supplemental Sworn Statement of Louis Jaffe dated September 2, 2026, which refers to the Scrutineer’s Report dated September 2, 2026 (Exhibit P-18) that attests that holders of 20,358,376 SPAC Class A Common Shares and SPAC Class B Common Shares (“SPAC Shares”), representing 91.37% of all issued and outstanding shares voted at the meeting, approved each of the Continuation Proposal and the Business Combination Proposal, which includes approval of the Plan of Arrangement;

GIVEN that no Company Shareholder exercised the right of dissent provided at paragraphs 16 and following of the Interim Order and at Article 6 of the Plan of Arrangement;

GIVEN that the holders of 22,183,243 SPAC Shares, representing 96.45% of all issued and outstanding SPAC Class A Common Shares, elected to exercise their redemption rights and will receive the cash value of their shares, and GIVEN that such a level of exercise of redemption rights is not unusual in similar transactions and does not constitute an impediment to the approval of the Plan of Arrangement;

[1]	Terms not otherwise defined herein have the meaning ascribed to them in the Plan of Arrangement attached hereto as Appendix A.

GIVEN that no fairness opinion was obtained by the Applicants and GIVEN that the Court considers, based on the authorities submitted,2 that in the present circumstances, such a fairness opinion was not required;

GIVEN that this Court is satisfied that the arrangement detailed in the Plan of Arrangement (the “Arrangement”) conforms with the requirements of the CBCA, has a valid business purpose, resolves in a fair and balanced way the objections of those whose legal rights are being arranged, and is fair and reasonable;

FOR THESE REASONS THE COURT:

[1]	GRANTS the Final Order sought in the Application;

[2]	DECLARES that service of the Application has been made in accordance with the Interim Order, is valid and sufficient, and amounts to valid service of same;

[3]	DISPENSES the Applicants from describing at length the names of the Applicants’ securityholders in the description of the Impleaded Parties;

[4]	DECLARES that the Arrangement, as more particularly described in the Plan of Arrangement attached to the Final Order as Appendix “A”, has been duly adopted in accordance with the Interim Order;

[2]	Magna International Inc. (Re), 2010 ONSC 4123, par. 201 and 202, affirmed on appeal in Magna International Inc. (Re), 2010 ONSC 4685, par. 61 and 62; United Flower Growers Co-Operative Association (Re), 2015 BCSC 1169, par. 66 to 68; Paul Martel, La société par actions au Québec — Volume I — Les aspects juridiques, Chapitre 19, 2023, par. 19-248; and Policy on arrangements — Canada Business Corporations Act, section 192 (07-30-2024), par. 4.01 to 4.03.

[5]	DECLARES that the Arrangement conforms with the requirements of the CBCA, has a valid business purpose, resolves in a fair and balanced way the objections of those whose legal rights are being arranged, and is fair and reasonable;

[6]	DECLARES that the Arrangement, as contemplated in the Plan of Arrangement, is hereby approved and ratified and ORDERS that the Arrangement, as it may be amended in accordance with the Interim Order, shall take effect and be implemented in accordance with the terms of the Plan of Arrangement, on the Effective Date, as defined therein;

[7]	DECLARES that this the Final Order to be rendered approving the Plan of Arrangement will constitute a basis for NorthStar to rely upon the exemption from registration provided for the Section 3 (a)(10) of the U.S. Securities Act of 1933, as amended, with respect to the Company Shares outstanding immediately prior to the Amalgamation which shall be exchanged, pursuant to the Exchange Ratio (as defined in the Plan of Arrangement), for SPAC Common Shares (as defined in the Plan of Arrangement) to be issued by SPAC, subject to Article 5 of the Plan of Arrangement, as described under Article 3.1(o)(xvi) of the Plan of Arrangement;

[8]	ORDERS provisional execution of this Final Order notwithstanding any appeal therefrom and without the necessity of furnishing any security;

[9]	DECLARES that this Court shall remain seized of this matter to resolve any difficulty which may arise in relation to, or in connection with the implementation of the Arrangement;

[10]	THE WHOLE without costs save and except in case of contestation, in which case with costs against any contesting party.

Appendix “A”

PLAN OF ARRANGEMENT PURSUANT TO

SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

Plan of Arrangement
UNDER SECTION 192 OF THE
Canada BUSINESS CORPORATIONS ACT

Article 1
INTERPRETATION

1.1	In this Plan of Arrangement, any capitalized terms used herein and not defined in this Section 1.1 shall have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Securities and the SPAC Affected Securities;

“Affected Securityholders” means, collectively, the Company Securityholders and the SPAC Affected Securityholders;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.1(o);

“Amalgamation” has the meaning ascribed thereto in Section 3.1(o);

“Amalgamation Effective Time” means the time at which the Amalgamation becomes effective in accordance with this Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the directions of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means 12:01 A.M. (Montréal time) on the Closing Date or such other time as the Company, NewCo and SPAC may agree upon in writing;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably;

“Business Combination Agreement” means the business combination agreement made as of April 16, 2026 by and among the Company, NewCo and SPAC, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Montreal, Québec, Canada (other than a Saturday, Sunday or public holiday in those cities);

“CBCA” means the Canada Business Corporations Act and the rules, regulations and published policies made thereunder, as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute or law thereto;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“Closing Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be the same date as the “Closing Date” under the Business Combination Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means NorthStar Earth & Space Inc., a corporation existing under the CBCA;

“Company 2018 Convertible Debenture” means the unsecured convertible debenture issued by the Company No. 2018-3 dated September 11, 2018;

“Company 2021 Convertible Debenture” means the secured convertible debenture issued by the Company No. 2021-1 dated July 26, 2021;

“Company 2021 Converting Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Company 2021 Remaining Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Company Articles” means the Articles of Amendment of the Company dated November 16, 2023, as amended;

“Company Class A Common Shares” means the Class A common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class A Preferred Shares” means the Class A preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B Common Shares” means the Class B common shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B Preferred Shares” means the Class B preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class B-1 Preferred Shares” means the Class B-1 preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class C Preferred Shares” means the Class C preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class D Preferred Shares” means the Class D preferred shares issued in the capital of the Company, with the meaning and rights as described in the Company Articles;

“Company Class C Convertible Debentures” means the following debentures issued by the Company: (i) the secured convertible debenture No. 2022-4 dated December 23, 2022, as amended on November 24, 2023; and (ii) the secured convertible debenture No. 2022-5 dated December 23, 2022, as amended on November 24, 2023;

“Company Class D Convertible Debentures” means the following debentures issued by the Company: (i) the secured convertible debenture No. 2023-1 dated November 24, 2023; (ii) the secured convertible debenture No. 2023-2 dated November 24, 2023; (iii) the secured convertible debenture No. 2023-3 dated November 24, 2023; (iv) the Specified Company 2023 Convertible Debenture, (v) the secured convertible debenture No. 2023-5 dated November 24, 2023; and (vi) the secured convertible debenture No. 2023-6 dated November 24, 2023;

“Company Convertible Debentures” means the following debentures issued by the Company, being all of the issued and outstanding convertible debentures of the Company: (i) the Company 2018 Convertible Debenture; (ii) the Company 2021 Convertible Debenture, (iii) the Company Class C Convertible Debentures; and (iv) the Company Class D Convertible Debentures;

“Company Converting Debentures (Common)” means the following debentures issued by the Company: (i) the Company 2018 Convertible Debenture; and (ii) the Company 2021 Converting Debenture;

“Company Converting Debentures (Preferred)” means the following debentures issued by the Company: (i) the Company Class C Convertible Debentures; and (ii) the Company Class D Convertible Debentures (other than the Specified Company 2023 Convertible Debenture);

“Company Equity Incentive Plan” means that certain Amended and Restated Stock Option Plan for NorthStar Earth & Space Inc., dated as of December 12, 2019, as such may have been further amended, supplemented or modified from time to time;

“Company Options” means all options to purchase (a) prior to the completion of the Company Recapitalization, Company Class A Common Shares, or (b) after the Company Recapitalization, Company Shares, in each case whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise;

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately following the Company Recapitalization calculated on a fully diluted basis (taking into account the number of Company Shares issuable pursuant to the Company Options and Company Warrants and the number of Company Shares issued upon the conversion and/or exchange, as applicable, of Company Securities pursuant to the Company Recapitalization), before giving effect to the issuance of any Company Shares or PIPE Warrants pursuant to the PIPE Financing;

“Company Pre-Recapitalization Shares” means, collectively, the Company Class A Common Shares, the Company Class B Common Shares, the Company Class A Preferred Shares, the Company Class B Preferred Shares, Company Class B-1 Preferred Shares, Company Class C Preferred Shares and Company Class D Preferred Shares;

“Company Recapitalization” means the steps set forth in Sections 3.1(c) to Section 3.1(k) of this Plan of Arrangement;

“Company Securities” means collectively, the Company Pre-Recapitalization Shares, the Company Convertible Debentures and the Company Shareholder Loans;

“Company Securityholders” means, collectively, the holders of Company Securities as of any determination time prior to the Closing Date;

“Company Securityholders Meeting” means, if required, the special meeting of the Company Securityholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution;

“Company Shareholder Loans” means, collectively, those certain outstanding interest-bearing debts (other than the Company Convertible Debentures) owed by the Company to certain Company Shareholders;

“Company Shareholders” means, at any time, the holders of Company Shares, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Agreement” means the Third Amended and Restated Unanimous Shareholders’ Agreement of the Company dated November 24, 2023;

“Company Shares” means the ordinary shares in the capital of the Company authorized pursuant to Section 3.1(h)(i)(A);

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Securityholders to provide a means for the delivery of certificates representing Company Securities (if any) to the Exchange Agent and for instructions to be given by such Company Securityholder to the Exchange Agent for the delivery of the Consideration Shares;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means all warrants to purchase Company Class A Common Shares;

“Consideration Shares” has the meaning ascribed thereto in Section 3.1(o)(xviii);

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party;

“Court” means the Superior Court of Québec, or other court as applicable;

“Director” means the Director appointed pursuant to Section 260 of the CBCA; “Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Pre-Recapitalization Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Pre-Recapitalization Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Pre-Recapitalization Shares;

“Exchange Agent” means the Person appointed by SPAC in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (i) 30,000,000, by (ii) the Company Outstanding Shares;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, approving the Arrangement, in a form acceptable to SPAC and the Company, each acting reasonably, as such order may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Governmental Authority” means any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal);

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interest Accrual Date” means June 30, 2026, or such later date as the Company may determine in its sole discretion by notice to the Company Securityholders in accordance with the Interim Order;

“Interim Order” means the interim order of the Court made pursuant to Section 192 of the CBCA, in a form acceptable to each of the Company and the SPAC (each acting reasonably), providing for, among other things, the calling and holding of the Company Securityholders Meeting and the SPAC Shareholders Meeting, if required, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii);

“NewCo” means Viking NS Amalgamation Corp., a corporation incorporated under the CBCA;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority;

“PIPE Financing” means the issuance and/or sale of the Company Shares and the PIPE Warrants pursuant to PIPE Subscription Agreements;

“PIPE Investors” means the certain investors who are party to the PIPE Subscription Agreements under which each such investor has each agreed to purchase Company Shares and PIPE Warrants;

“PIPE Subscription Agreements” means the subscription agreements entered into among the Company, SPAC, and the PIPE Investors, pursuant to which such investors have agreed to purchase, the number of Company Shares obtained by dividing the PIPE Investor’s aggregate subscription price by the product of (x) $10.00 and (y) the Exchange Ratio, and a number of PIPE Warrants equal to the number obtained by dividing the the PIPE Investor’s aggregate subscription price by $10, each exercisable for a number of Company Shares equal the quotient of one divided by the Exchange Ratio, at the price equal to $11.50;

“PIPE Warrant” means the warrants to purchase Company Shares issued pursuant to the PIPE Subscription Agreements in connection with the PIPE Financing;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably;

“SPAC” means Viking Acquisition I Corp., a corporation continued under the CBCA (formerly Viking Acquisition Corp. I, a company organized under the laws of the Cayman Islands);

“SPAC Affected Securities” means, collectively, the SPAC Class A Common Shares, the SPAC Class B Common Shares and SPAC Warrants;

“SPAC Affected Securityholders” means, collectively, the SPAC Class B Common Shareholders, the SPAC Warrant Holders and the SPAC Class A Common Shareholders;

“SPAC Class A Common Shareholders” means, at any time, the holders of SPAC Class A Common Shares, in each case issued and outstanding at such time and “SPAC Class A Shareholder” means any one of them;

“SPAC Class A Common Shares” means SPAC’s Class A common shares;

“SPAC Class B Common Shareholders” means, at any time, the holders of SPAC Class B Common Shares, in each case issued and outstanding at such time and “SPAC Class B Shareholder” means any one of them;

“SPAC Class B Common Shares” means SPAC’s Class B common shares;

“SPAC Class B Conversion” has the meaning ascribed thereto in Section 3.1(m)(i);

“SPAC Common Shares” means, following the Amalgamation, common shares in the capital of SPAC;

“SPAC Consideration” means the SPAC Common Shares to be issued to SPAC Affected Securityholders or into which SPAC Affected Securities are redesignated, as the case may be, pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“SPAC Equity Incentive Plan” means the long-term equity incentive plan adopted by the SPAC prior to the consummation of the Transactions in accordance with the Business Combination Agreement;

“SPAC Exchange Options” has the meaning ascribed thereto in Section 3.1(o)(xxii);

“SPAC Private Warrant Agreement” means that certain Private Warrant Agreement dated October 30, 2025, by and between SPAC and the SPAC Warrant Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“SPAC Public Warrant Agreement” means that certain Public Warrant Agreement dated October 30, 2025, by and between SPAC and the SPAC Warrant Agent as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“SPAC Shareholders” means collectively, the holders of SPAC Class A Common Shares and SPAC Class B Common Shares;

“SPAC Shareholders Meeting” means the special meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving this Plan of Arrangement;

“SPAC Transmittal Letter” means the letter of transmittal to be provided by SPAC to the SPAC Affected Securityholders to provide a means for the delivery of any certificates representing SPAC Consideration to the Exchange Agent and for instructions to be given by such SPAC Affected Securityholders to the Exchange Agent for the delivery of the SPAC Consideration;

“SPAC Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the SPAC Warrant Agreements;

“SPAC Warrant Agreements” means, collectively, the SPAC Private Warrant Agreement and the SPAC Public Warrant Agreement;

“SPAC Warrant Holders” means, at any time, the holders of SPAC Warrants outstanding at such time and “SPAC Warrant Holder” means any one of them;

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Common Shares as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one SPAC Class A Common Share at an exercise price of $11.50;

“Specified Company 2023 Convertible Debenture” means the secured convertible debenture issued by the Company No. 2023-4 dated November 24, 2023;

“Specified Company 2023 Remaining Debenture” has the meaning ascribed thereto in Section 3.1(e)(i);

“Sponsor” means Viking Acquisition Sponsor I, LLC, a Delaware limited liability company;

“Sponsor Letter” means that certain Sponsor Letter Agreement dated April 16, 2026, by and between Sponsor, SPAC, and the Company pursuant to which, among other things, (a) the Sponsor has agreed to (i) vote all of the SPAC Class B Common Shares held by it in favor of each the transaction proposals, and (ii) transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), an aggregate of up to 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing, and (b) the SPAC has agreed to issue to Sponsor 500,000 SPAC Common Shares at Closing;

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, health, unemployment, social security, workers’ compensation, employment insurance premiums, Canada Pension Plan, Québec Pension Plan or other similar contributions, withholding, occupancy, license, severance, goods and services, excise, alternative or add-on minimum, occupation, anti-dumping, countervailing, environment, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto; and

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

1.2	In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

Article 2
BUSINESS COMBINATION AGREEMENT

2.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2	This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Sponsor, the Affected Securityholders, the PIPE Investors, SPAC, NewCo, the Company, the Exchange Agent, the SPAC Warrant Agent and any other Person from and after the Arrangement Effective Time.

Article 3
ARRANGEMENT

3.1	Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	at the Arrangement Effective Time, notwithstanding the terms of the Company Shareholders Agreement, the Company Shareholders Agreement will be terminated and the parties to the Company Shareholders Agreements will cease to have any rights or obligations under the Company Shareholders Agreement;

(b)	at the Arrangement Effective Time, subject to Section 6.1, each of the Company Securities held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Liens) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be deducted and withheld in accordance with Section 5.2), and:

(i)	such Dissenting Shareholders shall cease to be the holders of such Company Securities and to have any rights as holders of such Company Pre-Recapitalization Shares (including for the purposes of any matter concerning the Company Pre-Recapitalization Shares or the holders thereof in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Pre-Recapitalization Shares as set out in Section 6.1;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Company Pre-Recapitalization Shares from the registers of such Company Pre-Recapitalization Shares maintained by or on behalf of the Company; and

(iii)	the Company shall be deemed to be the transferee of such Company Pre-Recapitalization Shares and shall be entered in the registers of such Company Pre-Recapitalization Shares maintained by or on behalf of the Company in respect of the Company Pre-Recapitalization Shares;

(c)	one minute after the steps in Section 3.1(b) notwithstanding the terms of the Company 2021 Convertible Debenture and the Specified Company 2023 Convertible Debenture, such convertible debentures shall, and shall be deemed to be, amended to provide that the holder of such convertible debentures shall have the right (the “De-Conversion Option”), at its option, to convert in whole or in part, such convertible debentures into non-convertible debt securities of the Company, and upon exercise of the De-Conversion Option:

(i)	the portion of the Company 2021 Convertible Debenture in respect of which the De-Conversion Option is exercised pursuant to Section 3.1(e)(i) shall, and shall be deemed to be, amended on the terms set out in Schedule A, and

(ii)	the Specified Company 2023 Convertible Debenture shall, and shall be deemed to be, amended on the terms set out in Schedule B;

(d)	one minute after the steps in Section 3.1(c), the Company Convertible Debentures shall be and shall be deemed to be amended such that interest on such Company Convertible Debentures shall cease to accrue after the Interest Accrual Date, following which all accrued interest under the Company Convertible Debentures up to (and including) the Interest Accrual Date shall be deemed to be paid in kind and added to the principal amount of such Company Convertible Debentures;

(e)	one minute after the steps in Section 3.1(d):

(i)	the holder of the Company 2021 Convertible Debenture shall exercise, and shall be deemed to have exercised, the De-Conversion Option with respect to a portion of the Company 2021 Convertible Debenture equal to the amount outstanding under the Company 2021 Convertible Debenture, less C$5,000,000, and, without any further action by or on behalf of the holder of the Company 2021 Convertible Debenture or any other Person, (A) such portion of the Company 2021 Convertible Debenture shall become a non-convertible debt security of the Company (the “Company 2021 Remaining Debenture”), subject to the amendments set out in Schedule A, and (B) the remaining portion the Company 2021 Convertible Debenture shall remain unamended and subject to the terms and conditions of the Company 2021 Convertible Debenture (the “Company 2021 Converting Debenture”);

(ii)	the holder of the Specified Company 2023 Convertible Debenture shall exercise, and shall be deemed to have exercised the De-Conversion Option with respect to the entire amount of the Specified Company 2023 Convertible Debenture, and without any further action by or on behalf of the holder of the Specified Company 2023 Convertible Debenture or any other Person, the 2023 Convertible Debenture shall become a non-convertible debt security of the Company, subject to the amendments set out in Schedule B (the “Specified Company 2023 Remaining Debenture”); and

(f)	one minute after the steps in Section 3.1(e):

(i)	pursuant to the terms of the Company Converting Debentures (Preferred), without any further action by or on behalf of the holder of such Company Converting Debentures (Preferred) or any other Person, the Company Converting Debentures (Preferred) shall, and shall be deemed to be, converted into:

(A)	with respect to the Company Class C Convertible Debentures, such number of Company Class C Preferred Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Class C Convertible Debentures by C$100.00; and

(B)	with respect to the Company Converting Debentures (Preferred) that are Company Class D Convertible Debentures; such number of Company Class D Preferred Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Class D Convertible Debentures by C$100.00;

(ii)	each such holder shall cease to be a holder of such Company Converting Debentures (Preferred);

(iii)	the Company Converting Debentures (Preferred) and any related instruments or agreements shall be terminated and shall be of no further force or effect;

(iv)	each such holder shall thereafter cease to have any rights as a holder of Company Converting Debentures (Preferred) (other than the right to receive the Company Pre-Recapitalization Shares to which such holder is entitled in its capacity as a holder of Company Converting Debentures (Preferred) pursuant to this Section 3.1(f) at the time and in the manner specified in this Plan of Arrangement);

(v)	the name of each former holder of Company Converting Debentures (Preferred) shall be recorded as the registered holder of the number of Company Pre-Recapitalization Shares issued to it pursuant to this Section 3.1(f) and is the legal and beneficial owner of such Company Pre-Recapitalization Shares;

(vi)	the amount added to the capital of the Company for the Company Class C Preferred Shares shall be the aggregate amount of the Company Class C Convertible Debentures converted pursuant to this Section 3.1(f); and

(vii)	the amount added to the capital of the Company for the Company Class D Preferred Shares shall be the aggregate amount of the Company Converting Debentures (Preferred) that are Company Class D Convertible Debentures converted pursuant to this Section 3.1(f);

(g)	one minute after the steps in Section 3.1(f), each Company Warrant (other than a PIPE Warrant) outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a Company Option to acquire a number of Company Class A Common Shares equal the number of Company Class A Common Shares subject to the Company Warrant at a per share exercise price equal to the per share exercise price for the Company Class A Common Shares subject to the Company Warrant (the “Warrant Exchange Option”), and following such time, such Warrant Exchange Option will, mutatis mutandis, be governed by the terms of the Company Equity Incentive Plan;

(h)	one minute after the steps in Section 3.1(g)

(i)	the articles of the Company shall be amended to:

(A)	increase the authorized capital of the Company by creating an unlimited number of Company Shares, having the following rights, privileges, restrictions and conditions:

(1)	holders of the Company Shares shall have the right to receive notice of any meeting of shareholders of the Company, to attend such meeting and to vote thereat on the basis of one (1) vote for each Company Share held, except at meetings where only the holders of another class of shares are entitled to vote;

(2)	holders of the Company Shares are entitled to such dividends as the directors of the Company may declare from time to time on the Company Shares, in their absolute discretion, in accordance with applicable law;

(3)	in the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Company Shares shall be entitled to receive the remaining property and assets of the Company; and

(B)	change the existing issued and outstanding Company Pre-Recapitalization Shares (other than, for certainty, any Company Pre-Recapitalization Shares held by a Dissenting Shareholder that has validly exercised such Dissenting Shareholder’s Dissent Rights in respect of such Company Pre-Recapitalization Shares) into Company Shares, on the basis of:

(1)	10.050422 Company Shares for each Company Class A Common Share;

(2)	18.212356 Company Shares for each Company Class B Common Share;

(3)	10 Company Shares for each Company Class A Preferred Share;

(4)	10 Company Shares for each Company Class B Preferred Share;

(5)	10 Company Shares for each Company Class B-1 Preferred Share;

(6)	10 Company Shares for each Company Class C Preferred Share; and

(7)	10 Company Shares for each Company Class D Preferred Share; and

(C)	after giving effect to the foregoing, the Company Pre-Recapitalization Shares shall be deleted from the authorized capital of the Company.

(ii)	pursuant to the terms of the Company Equity Incentive Plan, each Company Option outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be adjusted such that each Company Option will entitle the holder thereof, upon the exercise of such Company Option in accordance with its terms, the number of Company Shares that is equal to the number of Company Class A Common Share underlying such Company Option immediately prior to the Arrangement Effective Time, multiplied by the number specified in Section 3.1(h)(i)(B)(1) (being the number of Company Shares to which such holder would have been entitled as a result of this Section 3.1(h), had such holder actually exercised the unexercised portion of the Company Option immediately prior to this Section 3.1(h)), and the aggregate option exercise price shall be the same as if the original number of Company Class A Common Shares were being purchased thereunder;

(i)	one minute after the steps in Section 3.1(h), notwithstanding the terms of the Company Converting Debentures (Common), the Company Converting Debentures (Common) shall, and shall be deemed to be, amended as set out in Schedule C, without any further action by or on behalf of the holder of the Company Converting Debentures (Common) or any other Person;

(j)	one minute after the steps in Section 3.1(i) pursuant to the terms of the Company Converting Debentures (Common), without any further action by or on behalf of the holder of such Company Converting Debentures (Common) or any other Person, the Company Converting Debentures (Common) shall, and shall be deemed to be, converted into such number of Company Shares equal to the quotient obtained by dividing the aggregate amount outstanding in respect of such Company Converting Debentures (Common) by C$7.50, and:

(i)	each such holder shall cease to be a holder of such Company Converting Debentures (Common);

(ii)	the Company Converting Debentures (Common) and any related instruments or agreements shall be terminated and shall be of no further force or effect;

(iii)	each such holder shall thereafter cease to have any rights as a holder of Company Converting Debentures (Common) (other than the right to receive the Company Shares to which such holder is entitled in its capacity as a holder of Company Converting Debentures (Common) pursuant to this Section 3.1(j) at the time and in the manner specified in this Plan of Arrangement);

(iv)	the name of each former holder of Company Converting Debentures (Common) shall be recorded as the registered holder of the number of Company Shares issued to it pursuant to this Section 3.1(j) and is the legal and beneficial owner of such Company Shares; and

(v)	the amount added to the capital of the Company for the Company Shares shall be the aggregate amount of the Company Converting Debentures (Common) converted pursuant to this Section 3.1(j);

(k)	one minute after the steps in Section 3.1(j), without any further action by or on behalf of the holder of such Company Shareholder Loan or any other Person:

(i)	each Company Shareholder Loan shall be, and shall be deemed to be, amended such that interest on such Company Shareholder Loan shall cease to accrue after the Interest Accrual Date;

(ii)	each holder of a Company Shareholder Loan shall contribute the aggregate principal amount outstanding under such Company Shareholder Loan and any interest accrued thereon up to (and including) the Interest Accrual Date to the capital of the Company, and shall, and shall be deemed to have, assigned and transferred such Company Shareholder Loan and such interest accrued thereon to the Company in consideration for the issuance of such number of Company Shares equal to the quotient obtained by dividing the aggregate principal amount outstanding and such accrued interest in respect of such Company Shareholder Loan by C$10.00;

(iii)	each such holder shall cease to be a holder of the Company Shareholder Loan;

(iv)	the Company Shareholder Loans and any related instruments or agreements shall be terminated and shall be of no further force or effect;

(v)	each such holder shall thereafter cease to have any rights as a holder of Company Shareholder Loan (other than the right to receive the Company Shares to which such holder is entitled in its capacity as a holder of Company Shareholder Loan pursuant to this Section 3.1(k) at the time and in the manner specified in this Plan of Arrangement);

(vi)	the name of each former holder of such Company Shareholder Loans shall be recorded as the registered holder of the number of Company Shares issued to it pursuant to this Section 3.1(k) and is the legal and beneficial owner of such Company Shares; and

(vii)	the amount added to the capital of the Company for the Company Shares shall be the aggregate amount outstanding and all accrued interest in respect of the Company Shareholder Loans;

(l)	one minute after the steps in Section 3.1(k):

(i)	the PIPE Financing will close in accordance with the terms of the PIPE Subscription Agreements;

(ii)	in connection therewith the Company shall issue to each PIPE Investor that number of Company Shares and PIPE Warrants specified in such PIPE Investor’s PIPE Subscription Agreement; and

(iii)	in connection therewith and in accordance with the Sponsor Letter, Sponsor will transfer an aggregate of 3,000,000 SPAC Class B Common Shares to the PIPE Investors proportionally to their investment in the PIPE Financing, and Sponsor will cease to have any rights as the registered holder of such SPAC Class B Common Shares, the name of Sponsor will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC, and the names of such investors will be added as the registered holders of such SPAC Class B Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC;

(m)	one minute after the steps in Section 3.1(l):

(i)	each SPAC Class B Common Share held by a SPAC Class B Common Shareholder immediately prior to this step will be converted into and exchanged for one SPAC Class A Common Share (the “SPAC Class B Conversion”);

(ii)	such SPAC Class B Common Shareholder will cease to have any rights as the registered holder of SPAC Class B Common Shares (other than the right to receive the consideration contemplated by Section 3.1(o); and

(iii)	the name of such SPAC Class B Common Shareholder will be removed as the registered holder of such SPAC Class B Common Shares from the applicable securities register of SPAC maintained by or on behalf of SPAC and added as a registered holder of SPAC Class A Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC, and such SPAC Class B Common Shares will be cancelled and after giving effect to the foregoing, the SPAC Class B Shares shall be deleted from the authorized capital of the SPAC;

(n)	one minute after the steps in Section 3.1(m),

(i)	the articles of SPAC are amended to redesignate the SPAC Class A Common Shares as SPAC Common Shares;

(ii)	each SPAC Warrant held by a SPAC Warrant Holder outstanding immediately prior to the Arrangement Effective Time shall be deemed to be amended to become warrants to purchase SPAC Common Shares at a per share exercise price equal to the per share exercise price for the SPAC Class A Common Shares and each SPAC Warrant will otherwise continue to be governed by the applicable SPAC Warrant Agreement; and

(iii)	the articles of SPAC are amended to provide that the SPAC shall be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, which shall have the rights, privileges, restrictions and conditions as set forth in Schedule D to this Plan of Arrangement;

(o)	one minute after the steps in Section 3.1(n), the Company and NewCo shall amalgamate to continue as one corporation (as so amalgamated, the “Amalgamated Company”) with the same effect as if they were amalgamated under Section 181 of the CBCA (the “Amalgamation”), except that the separate legal existence of NewCo shall not cease and NewCo will survive the Amalgamation as NewCo post-Amalgamation notwithstanding the Director issuing the Certificate of Arrangement, as more fully described in this Section 3.1(o), but provided that, without limiting the foregoing, the separate legal existence of the Company will cease without the Company being liquidated or wound up, the Amalgamated Company (which will continue the legal existence of NewCo), and the property of the Company will become the property of the Amalgamated Company, and on the amalgamation of the Company and NewCo pursuant to this Section 3.1(o):

(i)	the name of the Amalgamated Company shall be “NorthStar Earth & Space Inc. Northstar Ciel & Terre Inc.”;

(ii)	the Amalgamated Company shall be authorized to issue an unlimited number of common shares;

(iii)	the Amalgamated Company shall have a minimum of one director and a maximum of ten directors, until changed in accordance with the CBCA. Until changed by shareholders of the Amalgamated Company post-Amalgamation, or by the directors of the Amalgamated Company post-Amalgamation if so authorized by the shareholders, the numbers of directors of the Amalgamated Company post-Amalgamation shall be three (3) (or such other number determined by the Company prior to the Final Order);

(iv)	the first directors of the Amalgamated Company shall be (or such other directors determined by the Company prior to the Final Order):

Name	Address for Service	Canadian Resident
Stewart Bain	384 Saint-Jacques Street, Suite 300 Montreal QC H2Y 1S1 Canada	Yes
Beth Michelson	384 Saint-Jacques Street, Suite 300 Montreal QC H2Y 1S1 Canada	No
Matthew Linton	384 Saint-Jacques Street, Suite 300 Montreal QC H2Y 1S1 Canada	No

(v)	until changed, the officers of the Amalgamated Company shall be (unless otherwise determined by the Company prior to the Final Order);

Name	Office
Stewart Bain	Chief Executive Officer
Beth Michelson	Chief Financial Officer
Matthew Linton	Chief Legal Counsel, Secretary and Head of Human Resources

(vi)	there shall be no restrictions on the business that the Amalgamated Company may carry on or on the powers that the Amalgamated Company may exercise;

(vii)	no securities of the Amalgamated Company, other than non-convertible debt securities, shall be transferred without the consent of either (a) a majority of the directors of the Amalgamated Company expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (b) the holders of a majority of the outstanding shares of the Amalgamated Company entitling the holders thereof to vote in all circumstances (other than a separate class vote of the holders of another class of shares of the Amalgamated Company) expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by the holders of a majority of such shares;

(viii)	the property, rights, interests and obligations of NewCo pre-Amalgamation shall continue to be the property, rights interests and obligations of Amalgamated Company and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of NewCo pre-Amalgamation to the Amalgamated Company;

(ix)	simultaneously, the separate legal existence of the Company will cease without the Company being liquidated or wound up, and the property, rights, interests, and obligations of the Company shall become the property, rights, interests and obligations of the Amalgamated Company and the Amalgamation shall not constitute an assignment by operation of law, a transfer, or any other disposition of the property, rights, interests or obligations of the Company to the Amalgamated Company;

(x)	any existing cause of action, claim or liability to prosecution against either the Company or NewCo shall be unaffected;

(xi)	a civil, criminal or administrative action or proceeding pending by or against the Company or NewCo may be continued to be prosecuted by or against the Amalgamated Company;

(xii)	a conviction against, or a ruling, order or judgment in favour of or against, either the Company or NewCo may be enforced by or against the Amalgamated Company;

(xiii)	the Articles of Arrangement are deemed to be the articles of incorporation of the Amalgamated Company and the Certificate of Arrangement is deemed to be the certificate of incorporation of the Amalgamated Company;

(xiv)	the by-laws of the Amalgamated Company will be in the form of the by-laws of NewCo pre-Amalgamation, mutatis mutandis;

(xv)	the location of the registered office of the Amalgamated Company shall be the location of the registered office of the Company prior to the Amalgamation;

(xvi)	each NewCo common share outstanding shall be cancelled and the name of the holder of such NewCo common share, being SPAC, shall be removed from the register of holders of NewCo common shares, and in exchange therefor, each such holder shall receive, and the Amalgamated Company shall issue, for each NewCo common share, one fully paid and non-assessable Amalgamated Company common share and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such NewCo common share in accordance herewith;

(xvii)	each Company Share outstanding immediately prior to the Amalgamation shall be cancelled and the name of the holder(s) of such Company Shares shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and SPAC shall issue for each Company Share, that number of fully paid and non-assessable SPAC Common Shares equal to one times the Exchange Ratio (collectively the “Consideration Shares”), subject to Article 5 hereof, and without any further action by or on behalf of a former holder of Company Shares:

(A)	such former Company Shareholder will cease to have any rights as shareholders of the Amalgamated Company other than the right to receive the Consideration Shares from SPAC in accordance with this Plan of Arrangement;

(B)	the name of each former Company Shareholder is removed from the register of holders of Company Shares; and

(C)	SPAC shall be recorded as the registered holder of all Company Shares and is the legal and beneficial owner of such Company Shares;

(xviii)	in consideration of the issuance by SPAC of the Consideration Shares pursuant to Section 3.1(o)(xvii), the Amalgamated Company shall issue to SPAC one fully paid and non-assessable Amalgamated Company common share for each Consideration Share issued pursuant to Section 3.1(o)(xvii);

(xix)	the amount added to the capital of SPAC for the SPAC Common Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares immediately prior to the Amalgamation;

(xx)	the amount added to the capital of the Amalgamated Company for the Amalgamated Company common shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the Company Shares and the NewCo common shares immediately prior to the Amalgamation;

(xxi)	each PIPE Warrant outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a warrant to acquire one (1) SPAC Common Share at a per share exercise price (rounded up to the nearest tenth of a cent) equal to $11.50 (each, as “SPAC PIPE Warrant”), which shall be governed by the terms of the SPAC Public Warrant Agreement; and

(xxii)	each Company Option outstanding immediately prior to the Amalgamation Effective Time (whether vested or unvested and notwithstanding the terms of the Company Equity Incentive Plan) will be exchanged for an option to acquire a number of SPAC Common Shares (rounded up to the nearest whole share) equal to (1) the number of Company Shares subject to the applicable Company Option multiplied by (2) the Exchange Ratio (collectively, the “SPAC Exchange Options”), each at a per share exercise price (rounded up to the nearest tenth of a cent) equal to the quotient of (x) the per share exercise price for the Company Shares subject to the applicable Company Option, divided by (y) the Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for SPAC Exchange Options described in this Section 3.1(o)(xxii). Notwithstanding this Section 3.1(o)(xxii), if it is determined in good faith that the excess of the aggregate fair market value of the SPAC Common Shares subject to a SPAC Exchange Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the SPAC Exchange Option (such excess referred to herein as the “In the Money Amount” of the SPAC Exchange Option) would otherwise exceed the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the SPAC Exchange Options were issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise prices under the SPAC Exchange Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the SPAC Exchange Options do not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and (except as specifically provided above), following such time, each SPAC Exchange Option will, mutatis mutandis, be governed by the terms of the SPAC Equity Incentive Plan, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) SPAC’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each SPAC Exchange Option; and (y) each SPAC Exchange Option will be subject to administrative procedures consistent with those in effect under the SPAC Equity Incentive Plan;

(p)	one minute after the steps in Section 3.1(o), the Company Equity Incentive Plan will terminate;

(q)	one minute after the steps in Section 3.1(p), SPAC shall issue to the Sponsor 500,000 SPAC Common Shares, in accordance with the terms of the Sponsor Letter, and the name of Sponsor will be added as the registered holder of such SPAC Common Shares on the applicable securities register of SPAC maintained by or on behalf of SPAC;

(r)	one minute after the step in Section 3.1(q), the articles of SPAC shall amended to provide that the name of the SPAC shall be “NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc.”.

(s)	one minute after the step in Section 3.1(r), the directors and officers of the SPAC shall be:

Name	Address for Service	Canadian Resident	Director/Officer
Stewart Bain	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	Yes	Director, Chief Executive Officer
Beth Michelson	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	No	Director, Chief Financial Officer
Charles Sirois	10, Cours du Fleuve Verdun QC H3E 1X1 Canada	Yes	Director
Paul Pizzani	505 Fifth Avenue 15th Floor New York NY 10017 United States	No	Director
Philipp von Girsewald	900 Third Avenue, 18th Floor New York, NY 10022 United States	No	Director
Robert George Reeves	333 Bloor St E, 10th Floor Toronto ON M4W 1G9 Canada	Yes	Director
Denis M. Sirois	40 Rue d’Edimbourg Candiac QC J5R 6M8 Canada	Yes	Director
Kim Crider	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	No	Director
Peter Klimas	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Engineering
Nadia Rochdi	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Products (Earth Information and Intelligence)
Yann Picard	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Director of Products
Matthew Linton	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Chief Legal Counsel, Secretary and Head of Human Resources
Kevin O’Connell	384 Saint-Jacques Street, Suite 300 Montréal QC H2Y 1S1 Canada	N/A	Executive Chairman of NorthStar U.S.

The transactions provided for in this Section 3.1 will be deemed to occur on the Closing Date notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Shares and SPAC Common Shares (including those issuable upon exercise of SPAC PIPE Warrants) shall be issued as fully paid and non-assessable.

Article 4
CERTIFICATES AND PAYMENT

4.1	On or prior to the Business Day preceding the Arrangement Effective Time, SPAC will deposit or cause to be deposited with the Exchange Agent (or, if no Exchange Agent is appointed, the Company) (a) for the benefit of and to be held on behalf of the Company Securityholders and PIPE Investors entitled to receive Consideration Shares pursuant to Section 3.1(o)(xvii) certificates representing, or evidence in book-entry form of, the Consideration Shares, and (b) for the benefit of and to be held on behalf of the PIPE Investors entitled to receive SPAC PIPE Warrants pursuant to Section 3.1(o)(xxi), evidence in book-entry form of the SPAC PIPE Warrants.

4.2	On the Closing Date, (a) the Exchange Agent (or, if no Exchange Agent is appointed, SPAC) shall register (i) each former holder of SPAC Class A Common Shares immediately prior to the transactions in Section 3.1(n) as holders of SPAC Common Shares; (ii) the Consideration Shares deliverable to former Company Shareholders in respect of Company Shares that were received by such former Company Shareholder in exchange for Company Pre-Recapitalization Shares pursuant to Section 3.1(g), as instructed in the Company Transmittal Letter deposited by such holder of Company Pre-Recapitalization Shares, and (iii) the Consideration Shares deliverable to former Company Shareholders, other than former Company Shareholders described in clause (ii) above, to such Company Shareholders as required pursuant to this Plan of Arrangement; and (b) the SPAC Warrant Agent shall register the SPAC PIPE Warrants in the name of each PIPE Investor.

4.3	Following the deposit of the certificates or other evidence specified in Section 4.1, (a) the Company will be fully and completely discharged from its obligation to deliver (i) Company Pre-Recapitalization Shares and Company Shares to Company Securityholders pursuant to the Company Recapitalization; and (ii) Company Shares and PIPE Warrants to the PIPE Investors, and (b) SPAC will be fully and completely discharged from its obligation to deliver: (i) the Consideration Shares to the Company Shareholders, and (ii) the SPAC PIPE Warrants to the PIPE Investors, and the rights of such holders will be limited to receiving, from the Exchange Agent, the SPAC Common Shares or from the SPAC Warrant Agent, SPAC PIPE Warrants, as the case may be, to which they are entitled in accordance with this Plan of Arrangement.

4.4	Until such time as a holder of Company Pre-Recapitalization Shares deposits with the Exchange Agent (or, if no Exchange Agent is appointed, the Company) a duly completed Company Transmittal Letter, any documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Company, the Exchange Agent, the Amalgamated Company and/or SPAC reasonably require, the payment or delivery to which such holder is entitled will, in each case, be delivered or paid to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) to be held as agent on behalf of and for the benefit of such holder for delivery to such holder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Company, the Exchange Agent, the Amalgamated Company and/or SPAC reasonably require.

4.5	If any former Company Securityholder fails to deliver to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) the certificates, documents or instruments required to be delivered to the Exchange Agent (or, if no Exchange Agent is appointed, the Company) under this Article 4 in order for such former Company Securityholder to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, (i) any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent (or, if no Exchange Agent is appointed, the Company) in trust for such former holder will be deemed to be surrendered and forfeited to SPAC or its successors for no consideration, and (ii) any certificate representing such Company Security formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to SPAC and will be cancelled. None of the Company, SPAC or NewCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, SPAC or NewCo or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.6	After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Pre-Recapitalization Shares will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the SPAC Common Shares such holder of Company Pre-Recapitalization Shares is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.2.

4.7	When authorizing the delivery of any Consideration Shares in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, deliver an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and give a bond satisfactory to Company, SPAC and/or the Exchange Agent in such sum as SPAC and the Exchange Agent may direct or otherwise indemnify the Company, the Amalgamated Company, SPAC and/or the Exchange Agent in a manner satisfactory to the Company, the Amalgamated Company, SPAC, and the Exchange Agent against any claim that may be made against the Company, the Amalgamated Company, SPAC, or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.8	In no event will any Person be entitled to a fractional Company Pre-Recapitalization Share, Company Share or SPAC Common Share. Where the aggregate number of Company Pre-Recapitalization Shares, Company Shares or SPAC Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Company Pre-Recapitalization Share, Company Share or SPAC Common Share being issuable, the number of Company Pre-Recapitalization Shares, Company Shares or SPAC Common Share to be received by such Person will be rounded down to the nearest whole Company Pre-Recapitalization Share, Company Share or SPAC Common Share, and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

Article 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

5.1	From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, SPAC, NewCo, the Exchange Agent, the SPAC Warrant Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2	Notwithstanding anything in this Plan of Arrangement to the contrary, the Company, the Amalgamated Company, SPAC and the Exchange Agent will each be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement or the Business Combination Agreement such Taxes and other amounts as are required to be deducted and withheld therefrom under applicable Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of the Arrangement as having been paid or delivered to the Person in respect of which such deduction and withholding was made.

Article 6
DISSENT RIGHTS

6.1	Registered holders of Company Pre-Recapitalization Shares may exercise Dissent Rights with respect to such Company Pre-Recapitalization Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 6.1. Notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Montréal time) on the date that is two (2) Business Days immediately preceding the date of the Company Securityholders Meeting (or if the Company Securityholders Meeting is not required, the date that is five (5) Business Days immediately preceding the date of the Final Order hearing), and such notice shall otherwise comply with the requirements of the CBCA. Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Pre-Recapitalization Shares held by them and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens, as provided in Section 3.1(b) and if they:

(a)	are ultimately entitled to be paid fair value for their Company Pre-Recapitalization Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(b)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.2) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Securityholders not exercised their Dissent Rights in respect of such Company Pre-Recapitalization Shares, and they shall be deemed to have transferred their Company Pre-Recapitalization Shares to the Company for cancellation at the time indicated in Section 3.1(b), notwithstanding the provisions of Section 190 of the CBCA; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Company Pre-Recapitalization Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Pre-Recapitalization Shares and shall be entitled to receive only the Company Shares contemplated in Section 3.1(g), and based thereon, the consideration contemplated in Section 3.1(o) and shall be recognized as holders of Company Pre-Recapitalization Shares prior to the completion of the transactions in Section 3.1(g), and Company Shareholders prior to the completion of the transactions in Section 3.1(o), as applicable, (subject to any amounts withheld pursuant to Section 5.2) and otherwise under the Arrangement that such Company Securityholder would have received pursuant to the Arrangement if such Company Securityholder had not exercised Dissent Rights.

6.2	The Company may assign to SPAC, and SPAC may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For greater certainty, in addition to any other restrictions in the Interim Order, Section 6.1 and under Section 190 of the CBCA: (i) no beneficial holder of Company Pre-Recapitalization Shares shall be entitled to Dissent Rights in respect of such Company Pre-Recapitalization Shares in respect of the Arrangement; (ii) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (iii) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; (iv) no holder of any Company Convertible Debentures shall be entitled to Dissent Rights in respect of any such Company Convertible Debentures; (v) no holder of any Company Shareholder Loans shall be entitled to Dissent Rights in respect of any such Company Shareholder Loans; and (vi) no person who has voted Company Pre-Recapitalization Shares, or instructed any proxyholder to vote such person’s Company Pre-Recapitalization Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 7
AMENDMENTS

7.1	Subject to Sections 7.3 and 7.4, the Company, NewCo and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, NewCo and SPAC, each acting reasonably, (iii) be filed with the Court and, if made following the approval of the Company Arrangement Resolution, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, NewCo or SPAC at any time prior to the approval of the Company Arrangement Resolution (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the SPAC Shareholders Meeting or the Company Securityholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the approval of the Company Arrangement Resolution will be effective only if (i) it is consented to in writing by each of the Company, NewCo and SPAC (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date by SPAC, provided that it concerns a matter which, in the reasonable opinion of SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8
FURTHER ASSURANCES

8.1	Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement, including those persons deemed to be party of the Arrangement under this Plan of Arrangement, will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further to document or evidence any of the transactions or events set out therein.

Article 9
U.S. TAX LAW MATTERS

9.1	For U.S. federal and applicable state and local income tax purposes, it is intended that (i) the SPAC Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (and any applicable state and local Tax provisions), (ii) the Amalgamation qualify as a “reorganization” withing the meaning of Section 368(a) of the Code (and any applicable state and local Tax provisions), and (iii) this Plan of Arrangement, together with the Business Combination Agreement of which it forms a part, be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (and any applicable state and local Tax provisions).

Schedule A
Amendments to Company 2021 Convertible Debenture (upon exercise of De-Conversion Option)

See attached.

A-1

Schedule B
Amendments to Specified Company 2023 Convertible Debenture (upon exercise of De-Conversion Option)

See attached.

B-1

Schedule C
Amendments to the Company Converting Debentures (Common)

1.	Section 11.1 of the Company Converting Debentures (Common) shall be amended by adding each of the words in underlined text, in each case, as applicable, in the place where such words appear below (provided that for the purposes of the Company 2021 Convertible Debenture any reference to the term “Due Date” below shall be deemed to be references to the term “Expiry Date”):

11.1. If at any time after the date hereof and on or prior to the Due Date, the Corporation consummates a Qualified Financing or a Qualified Combination Transaction while this Debenture remains outstanding in whole or in part, upon and subject to the terms and conditions of this Debenture, the Holder shall have the right (“Conversion Right”), for no additional consideration, at its option, to convert all or part of the Principal, the Compound Interest and the Accrued Interest outstanding under the Debenture (“Converted Amount”), into such number of fully-paid and non-assessable ~~Qualified Financing Shares~~ Conversion Shares (a) in the event of a Qualified Financing, at their lowest subscription price per share less a 25 % discount, or (b), in the event of a Qualified Combination Transaction, at a price per share equal to the fair market value of such Conversion Share, as determined by the Corporation less a 25 % discount (in each case, the “Conversion Price”). Upon the exercise of the Conversion Right, the Holder shall be entitled to receive such number of ~~Qualified Financing Shares~~ Conversion Shares as determined by dividing the Converted Amount by the Conversion Price.

2.	Schedule A of the Company Converting Debentures (Common) shall be amended by deleting the definition of “Qualified Financing Shares” in its entirety and inserting, in appropriate alphabetical order, the following additional defined terms:

“Conversion Shares” means (a) in the event of a Qualified Financing, such class or series of shares that are issued by the Corporation in connection with a Qualified Financing other than as a result of the exercise of an option, a warrant or a conversion right, or (b) in the event of a Qualified Combination Transaction, ordinary shares of the Corporation.

“Qualified Combination Transaction” means the entering into of a business combination agreement that, as part of a series of transactions, results in the Corporation (or any successor or parent company thereto) being listed and posted for trading on the New York Stock Exchange, the Toronto Stock Exchange or such other stock exchange as may be approved by board of directors of the Corporation.

3.	Each reference in the Company Converting Debentures (Common) to the term “Qualified Financing Shares” shall be replaced with the term “Conversion Shares”.

4.	The amendments to the Company Converting Debentures (Common) contained herein shall take effect as of the date and time specified in the Plan of Arrangement and on and after such time any reference to “Debenture” in the Company Converting Debentures (Common) and in any other agreements, exhibits or schedules thereto will mean the Company Converting Debentures (Common) as amended by this Plan of Arrangement. Except as specifically amended by the Plan of Arrangement, there are no other amendments and all other provisions of the Company Converting Debentures (Common) remain in full force and effect. In the event there is any conflict or inconsistency between the Plan of Arrangement and the Company Converting Debentures (Common), the provisions of the Plan of Arrangement shall prevail.

C-1

Schedule D
New NorthStar Share Terms

The rights, privileges, restrictions and conditions attaching to the shares of NorthStar Earth & Space Enterprises, Inc. Entreprises NorthStar Ciel & Terre, Inc. (the “Corporation”) are as follows:

COMMON SHARES

1.	Voting

(a)	The holders of the Common Shares are entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of the shareholders of the Corporation except where holders of another class or series are entitled to vote separately as a class or series, as provided in the Canada Business Corporations Act (the “Act”), applicable securities laws or the rules of any applicable stock exchange.

(b)	Each Common Share entitles the holder to one (1) vote at all meetings of shareholders of Common Shares of the Corporation provided that such holder is a holder of Common Shares as of the record date for such meeting.

2.	Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Common Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

3.	Liquidation and Dissolution

In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any other class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

PREFERRED SHARES

1.	Issuable in Series

(a)	The Preferred Shares may be issued at any time or from time to time in one or more series. Subject to these share conditions, the directors are authorized to fix the number of shares in each series of Preferred Shares and to determine the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares which may include, without limitation:

(i)	the consideration for which such series of Preferred Shares are to be issued;

(ii)	the rate, amount, method of calculation and payment of any dividends, whether cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(iii)	voting rights, if any;

D-1

(iv)	any rights upon a dissolution, liquidation or winding-up of the Corporation or upon any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

(v)	any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

(vi)	any rights of conversion, exchange or reclassification and the terms and conditions of any such rights, if applicable; and

(vii)	any other rights, privileges, restrictions and conditions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

(b)	No rights, privileges, restrictions or conditions attached to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right to payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank: (i) on a parity with the shares of every other series; and (ii) senior to the Common Shares and the shares of any other class ranking junior to the Preferred Shares.

2.	Non-Voting

(a)	Subject to the rights attaching to a particular series of Preferred shares, the holders of Preferred Shares are not entitled to receive notice of, attend or vote at meetings of shareholders of the Corporation, and the Preferred Shares carry no voting rights, except as otherwise provided in the Act, applicable securities laws or the rules of any applicable stock exchange.

(b)	The holders of Preferred Shares are not entitled to vote separately as a class or as a series on any proposal to amend the articles of the Corporation to:

(i)	increase or decrease the maximum number of authorized shares of such class or series or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii)	effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; or

(iii)	create a new class of shares equal or superior to the shares of such class or series.

3.	Dividends

Subject to the rights of the holders of any other class of shares ranking senior to the Preferred Shares, the holders of the Preferred Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Preferred Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may also determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation.

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